Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PAR Technology Corporation

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 13, 2013, relating to the consolidated financial statements of PAR Technology Corporation appearing in the Company's Annual Report on Form 10-K, for the year ended December 31, 2012.

/s/ BDO USA, LLP

New York, New York
March 13, 2013